Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF VIYI

Overview

VIYI is dedicated to the development and application of bespoke central processing algorithms. VIYI provides comprehensive solutions to customers by integrating central processing algorithms with software or hardware, or both, to streamline their digital services for end-users or technological development purposes, thereby helping them increase the number of customers, improve end-user satisfaction, achieve direct cost savings, reduce power consumption, and achieve technical goals. The range of VIYI’s services includes algorithm optimization, accelerating computing power without the need for hardware upgrades, lightweight data processing, and data intelligence services. VIYI’s ability to efficiently deliver software and hardware optimization to VIYI’s customers through bespoke central processing algorithms serves as a driving force for VIYI’s long-term development.

Currently, VIYI’s technology and solutions are mainly in the field of internet multimedia video advertising, internet gaming entertainment, where VIYI has historically been successful in providing advertising distribution solutions, online game agent solutions, software services, and comprehensive solutions for enterprise customers. VIYI also developed its intelligent chips solutions through its 100% owned subsidiary Fe-da Electronics as VIYI believes that the demand for algorithms in the semiconductor sector is growing rapidly, representing huge market potentials.

In the mid-to-long term, VIYI will continue to adhere to its strategic mindset. By improving upon each iteration of VIYI’s one-stop intelligent data management solutions made possible by VIYI’s proprietary central processing algorithm services, VIYI can help customers to enhance their service efficiency and make model innovations in business, and actively enhance the industry value of the central processing algorithm services in the general field of data intelligent processing industry.

VIYI derives its revenue primarily from (i) central processing algorithms services for the internet advertisement and internet gaming industries (“CPA”) and (ii) intelligent chips and services, including software development.

VIYI’s revenue for the nine months ended September 30, 2022 was RMB 461.4 million, which represents an increase of RMB 93.8 million, or 25.5%, from VIYI’s total revenues of RMB 367.7 million for the nine months ended September 30, 2021. VIYI’s gross profit for the nine months ended September 30, 2022 was RMB 104.1 million, representing a decrease of RMB 72.4 million, or 41.0%, from RMB 176.5 million for the nine months ended September 30, 2021. VIYI’s operating expenses for the nine months ended September 30, 2022 was RMB 90.3 million, representing a decrease of RMB 17.3 million, or 16.1%, from RMB 107.6 million for the nine months ended September 30, 2021. VIYI’s net income for the nine months ended September 30, 2022 was RMB 13.8 million, representing an decrease of RMB 55.1 million, or 80.0%, from RMB 69.9 million for the nine months ended September 30, 2021.

Key Factors Affecting Results of Operations

VIYI believes that its future performance and success depend to a substantial extent on the following factors, each of which is in turn subject to significant risks and challenges, including those discussed below and in the section of this proxy statement entitled “Risk Factors.”

The ability to increase and retain customers

A significant amount of VIYI and its historical VIE’s revenues are derived from the provision of central processing algorithm services, as such VIYI and its historical VIE’s profitability is highly dependent on their ability to retain and increase customers who engage VIYI in providing central processing algorithm services. For the nine months ended September 30, 2021 and 2022, VIYI, its subsidiaries and its historical VIE had 161 and 198 customers, respectively.

Since September 2020, VIYI also began developing its intelligent chips and services business, and has accumulated 41 and 48 customers for the months ended September 30, 2021 and 2022 respectively.

The average revenues per customer in the CPA segment were approximately RMB 1,400,000 and RMB 1,700,000, respectively for the nine months ended September 30, 2021 and 2022. Average revenue per customer in VIYI’s CPA segment, calculated as the total revenues for the given period divided by the number of customers during the period who have obtained VIYI’s services. Customer retention rates for CPA segment for the same periods were 82.8% and 98.4%, respectively, whereas retention rate for intelligent chips and services was 100% and 93.2% for the nine months ended September 30, 2021 and 2022. Retention rate is calculated by first counting the number of existing customers at the beginning of the period (denominator) and the number of those customers who are still active at the end of the following period (numerator), then dividing the numerator by the denominator.

The quantitative information in the number of customers, the number of new customers, and average revenue per customer provides investors with information to evaluate VIYI’s revenue growth and concentration of revenue on a periodic basis to evaluate the trend which could be relevant to investors while customer retention rate will provide investors with information about VIYI’s ability to retain customers which is an indicator of the stability of VIYI’s revenue base. This information also provides investors insights on how VIYI measures and monitors its performance.

VIYI’s management team monitors the number of customers and the number of new customers as indicators of the growth of VIYI’s overall business. The increase in new customers indicates the effectiveness of VIYI’s business expansion and reflects VIYI’s strong business development capabilities. The retention rate shows that VIYI has high service quality, which can meet customer needs and provide its customers with value. At the same time, the retention rate of customers also guarantees the stable growth VIYI’s business. If the number of new customers and retention rate fall, VIYI may need to re-evaluate its business strategy or evaluate its service efficiency.

VIYI’s ability to increase customers, average revenue per customer and retention rate will depend on the development of the internet advertising, online gaming and intelligent chips market and its ability to continue to enhance the quality and capabilities of its algorithms which enabled VIYI to provide better services for customers. The demand for VIYI’s services has grown in recent years, and VIYI believes that the number of customers will continue to grow due to the increase in a general demand for more efficient data processing in various industries driven by the growing internet population and expect that retention rates will remain at high levels in the long term as VIYI continues to build stable cooperation relationship with its customers.

Investment in technology and talent

VIYI expends considerable capital and efforts in the research and development of algorithmic use cases and product solutions to maintain VIYI’s competitiveness in the computer and internet industries. In light of the rapid growth of data volume, data processing capabilities are the key to enterprise development, which requires the advancement of technology related to central processing algorithms, new services, products, and capabilities to newer stages of development. To retain existing customers and attract potential customers, VIYI must continue to innovate to keep pace with the growth of the industry and VIYI’s business to bring forward new cutting-edge technologies. VIYI’s current research and development efforts primarily focus on enhancing its artificial intelligence technology, image processing technology, intelligent chips, and application solutions to create novel service and product offerings. VIYI spent approximately RMB 78.3 million and RMB 68.0 million (USD 9.6million) on research and development for the nine months ended September 30, 2021 and 2022, respectively.

China’s increased demand for central processing algorithm services in internet advertisement and the online game industry

Effective central processing algorithm solutions can empower downstream industries experiencing high demand for data analysis and computing power optimization, which applies to internet advertising, internet game applications, finance, retail, logistics, and other industries. Because of huge downstream demands, the overall market of central processing algorithm services is enormous.

According to the CIC Report, revenue of central processing algorithm services derived from internet advertisement and online gaming alone has grown from RMB 2.2 billion in 2016 to RMB 6.9 billion in 2020, representing a CAGR of 32.7%. This market is expected to maintain a rapid growth trend, expanding at a CAGR of 15% during the period from 2020 to 2025. VIYI believes that its position as an industry leader in a fast-growing market with favorable industry trends will greatly benefit VIYI in achieving sustainable and rapid growth in the future.

VIYI’s ability to pursue strategic opportunities for growth

VIYI intends to continually pursue strategic acquisitions and investments in selective technologies and businesses in the central processing algorithm and semiconductor industries to enhance VIYI’s technology capabilities. VIYI believes that a solid acquisition and investment strategy may be critical for VIYI to accelerate VIYI’s growth and strengthen its competitive position in the future. VIYI’s ability to identify and execute strategic acquisitions and investments will likely affect VIYI’s operating results over time.

VIYI’s ability to expand its application fields and to diversify its customer base

Currently, the primary source of VIYI’s revenue is derived from providing central processing algorithm solutions to businesses in the entertainment and internet advertisement industries. With increasing awareness and acceptance of this technology, VIYI expects that more applications will be identified to magnify the value of this technology, such as the industry of the Internet, finance, local government, and manufacturing industries that have strong demand for data empowerment. Expand the scenario application of central processing algorithm services. VIYI’s ability to expand its application fields and diversify its customer base may affect VIYI’s operating results in the future.

Impact of COVID-19

The ongoing outbreak of the novel coronavirus (COVID-19) has spread rapidly to many parts of the world. In March 2020, the World Health Organization declared the COVID-19 as a pandemic. The pandemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities in China for the first few months in 2020.

As a result of the resurgence of COVID-19 variants in first quarter of 2022 in China, VIYI’s office in the PRC was again closed for one week in first quarter of 2022. VIYI resumed normal operation since April, 2022. Due to the nature of VIYI’s business, the impact of the closure on VIYI’s operational capabilities was not significant, as most of VIYI’s workforce continued working offsite during such closure. VIYI’s customers have been impacted as a result of business disruption due to closures in various cities, which affected their customers’ advertising spending. As a result, VIYI experienced lower revenue growth on advertising which affected VIYI’s gross margin.

Any further impact on VIYI’s results will depend on, to a large extent, future developments and new information that may emerge regarding the duration and resurgence of COVID-19 variants and the actions taken by government authorities to contain COVID-19 or treat its impact, almost all of which are beyond VIYI’s control.

Key Components of Results of Operations

VIYI currently operates in two segments and generates revenue by providing (i) central processing algorithm services and (ii) intelligent chips and services. Please see VIYI’s consolidated financial statements included elsewhere in this proxy statement for additional information regarding VIYI’s operations.

Revenues

VIYI’s revenues consist of (i) providing central processing algorithm solutions, including internet advertising solutions, internet games services, and (ii) intelligent chips and services revenues.

Cost of revenues

Cost of revenue for VIYI’s central processing algorithm solutions for the internet advertisement algorithm services, internet games services comprised of (i) costs paid to channel providers and shared costs with content providers based on the profit-sharing arrangements, (ii) third party consulting services expenses and (iii) compensation expenses for the VIYI’s professionals.

Cost of revenue for VIYI’s intelligent chip and services consists primarily of the costs of products sold and third-party software development costs.

Selling expenses

VIYI’s selling expenses consist primarily of (i) compensation for selling personnel and (ii) travel expenses for its sales representatives.

General and administrative expenses.

VIYI’s general and administrative expenses consist primarily of (i) compensation for its management and administrative personnel, (ii) expenses in connection with its operation supporting functions such as legal, accounting, consulting and other professional service fees, and (iii) office rental, depreciation, and other administrative related expenses.

Research and Development Expenses

VIYI’s research and development expenses include salaries and other compensation-related expenses to VIYI’s research and product development personnel, outsourced subcontractors, as well as office rental, depreciation, and related expenses for VIYI’s research and product development team.

Results of Operations:

The following table summarizes VIYI’s consolidated results of operations for the nine months ended September 30, 2021 and 2022. This information should be read together with VIYI’s consolidated financial statements, and related notes included elsewhere in this proxy statement.

	For the nine months ended September 30,
	2021	2022	2022
	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)
Operating revenues	367,678,922	461,434,593	64,992,619
Cost of revenues	(191,179,081)	(357,378,915)	(50,336,476)
Gross profit	176,499,841	104,055,678	14,656,143
Operating expenses	(107,605,541)	(90,254,751)	(12,712,295)
Income from operations	68,894,300	13,800,927	1,943,848
Other (expenses) income, net	1,536,394	1,527,089	215,089
Provision for income taxes	(529,624)	976,747	137,574
Net income	69,901,070	16,304,763	2,296,511
Less: Net loss attributable to non-controlling interests	239,062	704,495	99,227
Net income attributable to VIYI Algorithm Inc.	69,662,008	15,600,268	2,197,284
Other comprehensive loss	(17,583)	3,936,594	554,465
Less: Comprehensive loss attributable to noncontrolling interests	239,062	704,495	99,227
Comprehensive income attributable to Algorithm Inc.	69,644,425	19,536,862	2,751,749

Nine Months Ended September 30, 2021, Compared to the Nine Months Ended September 30, 2022

Revenues

VIYI’s total revenues increased by approximately RMB 93.8 million, or 25.5%, from approximately RMB 367.7 million for the nine months ended September 30, 2021, to approximately RMB 461.4 million (USD 65.0 million) for nine months ended September 30, 2022, due to an increase of approximately RMB 128.8 million (USD 18.1 million) in central processing algorithm service revenue, and an decrease of approximately RMB 35.0 million (USD 4.9 million) in intelligent chips and services revenue.

VIYI’s breakdown of revenues for the nine months ended September 30, 2021 and 2022, respectively, is summarized below:

	For the Nine Months Ended September 30,
	2021	2022	2022
	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Central processing algorithm services	195,242,029	340,568,052	47,968,682
Intelligent chips and services	172,436,893	120,866,541	17,023,937
Total revenues	367,678,922	461,434,593	64,992,619

VIYI generates revenues from advertising display services when VIYI completes its performance obligation to deliver related advertising services based on the specific terms of the contract, which are commonly based on a specific action, e.g., cost per impression (“CPM”) for online display. Over 90% of VIYI’s advertising display services contracts with these customers are based on the CPM charging model. Revenue from performance based advertising services is generated when traffic users completed a transaction as specified in contracts. Revenues generated from mobile games include royalty payments from licensee operators of VIYI’s mobile games and fees collected from game developers for using VIYI’s game portal.

VIYI’s central processing algorithm services revenue increased by approximately RMB 145.3 million, or 74.4%, from approximately RMB 195.2 million for the nine months ended September 30, 2021, to approximately RMB 340.6 million (USD 65.0 million) for the nine months ended September 30, 2022. This increase was primarily attributable to the overall market demand for internet advertising, which resulted in an increase of the number of customers from 161 to 198 as of September 30, 2021, and September 30, 2022, respectively, representing a 23.0% increase. Approximately 23.1% or RMB 33.6 million (USD 4.7 million) of the increase in CPA segment was from performance based advertising services in 2022. Approximately 76.9% increase was due to increase advertising revenue from short form videos as VIYI started provide advertising services in videos streaming market in 2022.

Intelligent chips and services revenues include revenues generated from the resale of intelligent chips. VIYI generates revenues when the control of products is transferred to customers, as evidenced by customers’ signed acceptances. VIYI also generates revenues from software development.

VIYI’s revenue from the resale of intelligent chips and accessories amounted to approximately RMB 120.9 million (USD 17.0 million) for the nine months ended September 30, 2022, which is a decrease of 51.5 million from RMB 172.4 million for the nine months ended September 30, 2021, representing a 29.9% decrease. The decrease was mainly due to decrease in software development revenue where customer development has been delayed in first quarter due to COVID-19. VIYI expects that as the demand for custom optimizations by way of VIYI’s proprietary algorithms grows, VIYI’s intelligent chips and services revenue will continue to grow in the long run. For semiconductor application solutions related to algorithm optimization, VIYI plans to combine algorithm optimization application demand scenarios, provide corresponding central processing algorithm solutions to meet market demand, and promote the application and popularization of algorithm optimization technology in the semiconductor field.

Cost of Revenues

For VIYI’s central processing algorithm services, the cost of revenues consists of the costs paid to (i) channel providers and shared costs with content providers based on the profit-sharing arrangements, (ii) third-party consulting services expenses, and (iii) compensation expenses for VIYI’s professionals.

For intelligent chips and services, the cost of revenue consists primarily of the costs of products sold and third-party software development costs.

VIYI’s total cost of revenues increased by approximately RMB 166.2 million, or 86.9%, from approximately RMB 191.2 million the nine months ended September 30, 2021, to approximately RMB 357.4 million (USD 50.3 million) for the nine months ended September 30, 2022.

VIYI’s breakdown of cost of revenues for the nine months ended September 30, 2021 and 2022, respectively, is summarized below:

	For the Nine Months Ended September 30,
	2021	2022	2022
	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)
Cost of revenues
Central processing algorithm services	40,388,668	240,969,904	33,940,379
Intelligent chips and services	150,790,413	116,409,011	16,396,097
Total cost of revenues	191,179,081	357,378,915	50,336,476

VIYI’s cost of revenues for central processing algorithm services increased by approximately RMB 200.5 million, or 496.6%, from approximately RMB 40.4 million for the nine months ended September 30, 2021, to approximately RMB 240.9 million (USD 33.9 million) for the nine months ended September 30, 2022. The increase in the cost of revenues was mainly due to channel costs, which the Company has incurred channel costs with major internet advertising outlets such as internal portal, platform or applications to secure advertising space. In addition, approximately 78.5% of the cost increase was due to increase in revenue in related to short form videos on various platforms.

VIYI’s cost of revenues for intelligent chips and accessories was approximately RMB 150.8 million for the nine months ended September 30, 2021 compared to approximately RMB 116.4 million (USD 16.4 million) for the nine months ended September 30, 2022 which are mainly product costs.

Gross Profit

VIYI’s gross profit decreased by approximately RMB 72.4 million, from approximately RMB 176.5 million for the nine months ended September 30, 2021, to approximately RMB 104.1 million (USD 14.7 million) during the nine months ended September 30, 2022. For the nine months ended September 30, 2021, and 2022, VIYI’s overall gross margin was 48.0% and 22.6%, respectively.

VIYI’s gross profit and gross profit margin from its major business segments are summarized as follows:

	For the Nine Months Ended September 30,
	2021	2022	2022	Variance
	RMB	RMB	USD	Amount/%
	(Unaudited)	(Unaudited)	(Unaudited)
Central processing algorithm services
Gross profit	154,853,361	99,598,148	14,028,303	(55,265,213)
Gross margin	79.3%	29.2%		(35.7)%
Intelligent chips and services
Gross profit	21,646,480	4,457,530	627,839	(17,188,950)
Gross margin	12.6%	3.7%		(79.4)%
Total
Gross profit	176,499,841	104,055,678	14,656,142	(72,454,163)
Gross margin	48%	22.6%		(41.0)%

VIYI’s gross margins for central processing algorithm services were 79.30% and 29.2% for the nine months ended September 30, 2021, and 2022, respectively. The decrease in margin was due to the increase in cost of revenue with advertising channels whereas revenue growth was at a slower pace due to impact of COVID 19 in first quarter of 2022. In addition, the gross margin was lower for short form video advertising as a few channels dominated the market.

VIYI’s gross margin for intelligent chips and services was 12.6% for the nine months ended September 30, 2021 compared to 3.7% for nine months ended September 30, 2022 due to decrease in software development revenue.

Operating Expenses

For nine months ended September 30, 2022, VIYI incurred approximately RMB 90.3 million (USD 12.7 million) in operating expenses, representing a decrease of approximately RMB 17.3 million, or 16.1%, from approximately RMB 107.6 million for nine months ended September 30, 2021, primarily due to decreases in as a research and development expenses as a result of impact of COVID-19.

Selling expenses decreased by approximately RMB 0.8 million, or 19.0%, from approximately RMB 4.2 million for the nine months ended September 30, 2021, to approximately RMB 3.4 million (USD 0.5 million) for the nine months ended September 30, 2022. The decrease was mainly due to the decreased marketing activities during first quarter of 2022 due to the impact of COVID-19 which caused closures of public areas in several cities in China.

General and administrative expenses decreased by approximately RMB 5.8 million, or 23.5%, from RMB 24.7 million for the nine months ended September 30, 2021, to approximately RMB 18.9 million (USD 2.7 million) for the nine months ended September 30, 2022. The decrease was mainly due to (i) the recovery of bad debt expenses of approximately RMB 1.9 million as VIYI followed up closely with collections, (ii) travel and meeting related expenses of approximately RMB 1.0 million (USD 0.1 million) due to travel restriction in various cities due to the pandemic, and (iii) the decrease in depreciation and amortization expenses of approximately RMB 0.5 million as a result of fully amortization of Yitian’s intangible assets and (iv) decrease in professional fee of approximately RMB 4.5 million (USD 0.6 million). The decrease was offset by the increase in salary and benefit expenses of approximately RMB 2.0 million (USD 0.6 million), VIYI has an average of 28 and 46 employees in the administrative department for the nine months ended September 30, 2021 and 2022, respectively.

Research and development expenses decreased by approximately RMB 10.7 million, or 13.6%, from approximately RMB 78.7 million for the nine months ended September 30, 2021, to approximately RMB 68.0 million (USD 9.6 million) for the nine months ended September 30, 2022. The decrease was mainly due to the slowdown in the progress of outsourced technical development services as a result of impact from COVID-19. VIYI incurred approximately RMB 76.6 million in outsourced technical development services for the nine months ended September 30, 2021, to approximately RMB 63.4 million for the nine months ended September 30, 2022.

Other Income, net

Total other income, net, for nine months ended September 30, 2021, was approximately RMB 1.5 million (USD 0.2 million) for the nine months ended September 30, 2021 and 2022. VIYI has less interest income due to VIYI deposited less funds in time deposit offset by the increase in VAT credit.

Provision for income taxes

VIYI’s income tax expenses decreased by approximately RMB 1.5 million, or 300.0%, from approximately RMB (0.5) million for nine months ended September 30, 2021, to approximately RMB 1.0 million (USD 0.1 million) for the nine months ended September 30, 2022 as a result of decrease in taxable income

Net income

As a result of the combination of factors discussed above, VIYI’s net income decreased from approximately RMB 63.9 million for the nine months ended September 30, 2021, to approximately RMB 16.4 million (USD 2.3 million) for the nine months ended September 30, 2022. After the deduction of non-controlling interest, net income attributable to VIYI was approximately RMB 69.7 million for the nine months ended September 30, 2021, compared to approximately RMB 15.6 million (USD 2.2 million) for the same period in 2022. Comprehensive income attributable to VIYI was approximately RMB 69.6 million for the nine months ended September 30, 2021, compared to approximately RMB 19.5 million (USD 2.8 million) for the same period in 2022.

Critical Accounting Policies and Estimates

VIYI prepares financial statements in conformity with U.S. GAAP, which requires VIYI’s management to make assumptions, estimates, and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. VIYI has identified certain accounting policies that are significant to the preparation of VIYI’s financial statements. These accounting policies are important for an understanding of VIYI’s financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of VIYI’s financial conditions and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. While VIYI’s significant accounting policies are described in more detail in Note 2 to VIYI’s audited consolidated financial statements, VIYI believes the following critical accounting policies involve the most significant estimates and judgments used in the preparation of VIYI’s financial statements.

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP for information pursuant to the rules and regulations of the SEC.

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries, which include the wholly-foreign owned enterprise (“WFOE”) and variable interest entity (“VIE”) and VIE’s subsidiaries over which the Company exercises control and, when applicable, entities for which the Company has a controlling financial interest or is the primary beneficiary. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in VIYI’s consolidated financial statements include the useful lives of property and equipment and intangible assets, impairment of long-lived assets and goodwill, allowance for doubtful accounts, provision for contingent liabilities, revenue recognition, deferred taxes, and uncertain tax position, purchase price allocations for business combinations, the fair value of contingent consideration related to business acquisitions, allocation of share-based compensation and allocation of expenses from WiMi and Beijing WiMi. Actual results could differ from these estimates.

Business Combinations

The purchase price of an acquired company is allocated between tangible and intangible assets acquired and liabilities assumed from the acquired business based on their estimated fair values, with the residual of the purchase price recorded as goodwill. Transaction costs associated with business combinations are expensed as incurred and are included in general and administrative expenses in VIYI’s consolidated statements of operations. The results of operations of the acquired business are included in VIYI’s operating results from the date of acquisition.

Goodwill Impairment Testing

VIYI performs annual goodwill impairment analysis as of December 31 with the assistance of an independent valuation expert following the subsequent measurement provisions of FASB ASU 2017-04, Intangible — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which eliminated the calculation of implied goodwill fair value and allows VIYI to use a simpler one-step impairment test. Under ASU 2017-04, VIYI must record goodwill impairment charges if a reporting unit’s carrying value exceeds its fair value.

The reporting units’ fair values are determined by the income approach where projected future cash flows are discounted at rates commensurate with the risks involved (“Discounted Cash Flow” or “DCF” of the income approach).

Assumptions used in a DCF analysis require the exercise of significant judgment, including judgment about appropriate discount rates and terminal values, growth rates, and the amount and timing of expected future cash flows. The forecasted cash flows are based on current plans, and for years beyond that plan, the estimates are based on assumed growth rates. VIYI believes that its assumptions are consistent with the plans and estimates used to manage the underlying businesses. The discount rates, which are intended to reflect the risks inherent in future cash flow projections, used in a DCF analysis are based on estimates of the weighted-average cost of capital “WACC”) of a market participant. Such estimates are derived from VIYI’s analysis of peer companies and consider the industry weighted average return on debt and equity from a market participant perspective and adjusted for VIYI’s specific risks. The discount rate applied were 18% and 20% for VIYI’s reporting units.

VIYI has two reporting units that have goodwill. The following table categorizes VIYI’s goodwill by reporting unit as of December 31, 2021, according to the level of excess between the reporting’ unit’s fair value and carrying value.

Segment	Reporting Unit	Fair Value Exceeds Carrying Value	Net Goodwill as of December 31, 2021
			(in RMB thousands)
Central processing algorithm services	Central processing algorithm services unit	162%	106,274
Intelligent chips and services	Intelligent chips and services unit	-	33,644
			139,918

VIYI has performed qualitative assessment for goodwill impairment as of September 30, 2022 for its segments and determined that goodwill was unlikely impaired. VIYI gave consider to the general macroeconomic condition, industry and market consideration, access to capital, cost factors and overall financial performances. Revenues from the central processing algorithm segment for the nine months ended September 30, 2022 have increased by approximately RMB 145.3 million, or 74.4%, while sale of intelligent chips revenue decreased by approximately RMB 51.5 million from RMB 172.4 million for the nine months ended September 30,2021 representing a 29.9% decrease. VIYI believes that the current results of operations have been within its forecast for the valuation of the enterprise value.

Revenue recognition

VIYI adopted Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (ASC Topic 606) for the year ended December 31, 2019, using the modified retrospective method for contracts that were not completed as of December 31, 2018. The ASU requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires that VIYI (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) VIYI satisfies its performance obligation.

The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way VIYI records revenue. Upon adoption, VIYI evaluated its revenue recognition policy for all revenue streams within the scope of the ASU under previous standards, using the five-step model under the new guidance, and confirmed that there were no differences in the pattern of revenue recognition as all revenue were recognized at a point in time prior to adoption of the ASU.

(i)	Central processing algorithm advertising services

— Advertising display services

For VIYI’s central processing algorithm advertising display services, VIYI’s performance obligation is to identify advertising spaces and embed images or videos into films, shows, and short-form videos that are hosted by online streaming platforms in China. Revenue is recognized at a point in time when the related services have been delivered based on the specific terms of the contract, which are commonly based on a specific action (i.e., cost per impression (“CPM”) for online display.

VIYI enters into advertising contracts with advertisers where the amounts charged per specific action are fixed and determinable, the specific terms of the contracts were agreed on by VIYI, the advertisers, and channel providers, and collectability is probable. Revenue is recognized on a CPM basis as impressions.

VIYI considers itself as the provider of the services as VIYI has control of the specified services and products at any time before they are transferred to the customers, which is evidenced by (1) VIYI is primarily responsible to VIYI’s customers for products and services offered where the products were designed in house and VIYI has customer services team to directly serve the customers; and (2) VIYI has latitude in establishing pricing. Therefore, VIYI acts as the principal of these arrangements and reports revenue earned and costs incurred related to these transactions on a gross basis.

— Performance-based advertising services

VIYI provides central processing algorithm performance-based advertising services for its customers, which enable the customers to get the optimal business opportunities.

VIYI’s performance obligation is to help customers to accurately match consumers and traffic users, and thereby increasing the conversion rate of product sale using its proprietary data optimization algorithms. Related service fees are generally billed monthly, based on a per transaction basis.

VIYI considers itself as provider of the services as it has control of the specified services and products at any time before it is transferred to the customers which is evidenced by (1) it is primarily responsible to its customers for the services offered where the algorithms and data optimization were designed and performed in house and it has customer services team to directly serve the customers; and (2) having latitude in establish pricing. Therefore VIYI acts as the principal of these arrangements and reports revenue earned and costs incurred related to these transactions on a gross basis.

In addition, through VIY’s data algorithm optimization, it is able to identify certain end user needs and it facilitates certain value added services to the end users. VIYI engages third party services provider to perform the services. VIYI concludes that it does not control the services as the third party service provider is responsible for providing the service and its responsibility is merely to facilitate the provision of these value added service to the end users and charges a fee. As such VIYI recorded revenue from the value added services on a net basis when the services is provided by third party service provider.

(ii)	Central processing algorithm gaming services

VIYI generates revenue from jointly operated internet games publishing services and licensed out games. In accordance with ASC 606, Revenue Recognition: Principal Agent Considerations, VIYI evaluates agreements with the game developers, distribution channels, and payment channels in order to determine whether or not VIYI acts as the principal or as an agent in the arrangement with each party, respectively. The determination of whether to record the revenues, gross or net, is based on whether VIYI promised its customers to provide products or services or to facilitate a sale by a third party. The nature of the promise depends on whether VIYI controls the products or services prior to transferring them to VIYI’s customers. Control is evidenced if VIYI was primarily responsible for fulling the provision of services and had discretion in establishing the selling price. When VIYI controls the products or services, VIYI’s promise is to provide and deliver the products, and revenue is presented on a gross basis. When VIYI does not control the products, VIYI’s promise is to facilitate the sale, and VIYI presents the revenue on a net basis.

— Jointly operated internet games publishing services

VIYI offers publishing services for internet games developed by third-party game developers. VIYI acts as a distribution channel that publishes the games on VIYI’s own app or a third-party-owned app or website, named game portals. Through these game portals, game players can download the internet games to their mobile devices and purchase coins, the virtual currency, for in-game premium features to enhance their game playing experience. VIYI enters into contracts with third-party payment platforms for collection services offered to game players who have purchased coins. The third-party game developers, third-party payment platforms, and co-publishers are entitled to profit-sharing based on a prescribed percentage of the gross amount charged to the game players. VIYI’s obligation in the publishing services is completed at a point in time when the game players make a payment to purchase coins.

With respect to the publishing services arrangements between VIYI and the game developer, VIYI considered that it does not control the services, as (i) developers are responsible for providing the game product desired by the game players; (ii) the hosting and maintenance of game servers for running the online internet games are the responsibilities of the third-party platforms; and (iii) the developers or third party platforms have the right to change the pricing of in-game virtual items. VIYI’s responsibilities are publishing, providing payment solutions, and market promotion services, and thus VIYI views the game developers as VIYI’s customers and considers itself as the facilitator of the game developers in the arrangements with game players. Accordingly, VIYI records the game publishing service revenue from these games, net of amounts paid to the game developers.

— Licensed out internet games

VIYI also licenses third parties to operate VIYI’s internet games developed internally through the mobile portal and receive revenue from the third-party licensee operators on a monthly basis. VIYI’s performance obligation is to provide internet games to game operators, which enable players of the internet games to make in-game purchases, and VIYI recognizes revenue at a point in time when game players complete the purchases. VIYI records revenues on a net basis, as VIYI does not have control of the services provided, nor does VIYI have the primary responsibility for fulfillment or the right to change the pricing of the game services.

(iii)	Sale of chips and intelligent chips products

Starting in September 2020, VIYI has also been engaged in the resale of chips and intelligent chips products and accessories. VIYI typically enters into written contracts with its customers where the parties’ rights, including payment terms, are identified, and sales prices to VIYI’s customers are fixed with no separate sales rebate, discount, or other incentives, and no right of return exists on sales of inventory. VIYI’s performance obligation is to deliver products according to contract specifications. VIYI recognizes gross product revenue at a point in time when the control of products or services is transferred to customers.

To distinguish a promise to provide products from a promise to facilitate the sale from a third party, VIYI considers the guidance of control in ASC 606-10-55-37A and the indicators in 606-10-55-39. VIYI considers this guidance in conjunction with the terms in VIYI’s arrangements with both suppliers and customers.

In general, VIYI controls the products as VIYI has an obligation to (i) fulfill delivery of products and (ii) bear any inventory risk as legal owners. In addition, when establishing the selling prices for delivery of the resale products, VIYI has control to set its selling price to ensure it would generate profit for the product delivery arrangements. VIYI believes that all these factors indicate that VIYI is acting as a principal in this transaction. As a result, revenue from the trading of products is presented on a gross basis.

(v)	Revenue from software development

VIYI also designs software for central processing units based on customers’ specific needs. The contract is typically fixed priced and does not provide any post-contract customer support or upgrades. VIYI’s performance obligation is to design, develop, test, and install the related software for customers, all of which are considered one performance obligation as the customers do not obtain benefits for each separate service. The duration of the development period is short, usually less than one year.

VIYI’s revenue from software development contracts is generally recognized over time during the development period, and VIYI has no alternative use of the customized software and application without incurring significant additional costs. Revenue is recognized based on VIYI’s measurement of progress towards completion based on output methods when VIYI could appropriately measure the customization progress towards completion by reaching certain milestones specified in contracts. Assumptions, risks, and uncertainties inherent in the estimates used to measure progress could affect the amount of revenues, receivables, and deferred revenues at each reporting period.

Contract balances

VIYI records receivable related to revenue when VIYI has an unconditional right to invoice and receive payment. Payments received from customers before all of the relevant criteria for revenue recognition are met recorded as deferred revenues.

Accounts receivable, net

Accounts receivable include trade accounts due from customers. Accounts are considered overdue after 90 days. Management reviews VIYI’s receivables on a regular basis to determine if the bad debt allowance is adequate and provides allowance when necessary. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted, and the likelihood of collection is not probable.

Income taxes

VIYI accounts for current income taxes in accordance with the laws of the relevant tax authorities. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized, or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely to be realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expenses in the period incurred. PRC tax returns filed from 2018 to 2021 are subject to examination by any applicable tax authorities.

Recent Issued Accounting Pronouncements

For a detailed discussion on recent accounting pronouncements, see Note 2 to the consolidated financial statements included elsewhere in this proxy statement.

Liquidity and Capital Resources

As of September 30, 2022, VIYI had cash and cash equivalents of approximately RMB 146,938,562 million (USD 20,696,155 million). Material amounts of cash disaggregated by currency denomination as of September 30, 2022 in each jurisdiction in which VIYI’s subsidiaries or VIE are domiciled are as follows:

	USD	RMB	USD
Cayman	2,631,616	-	2,631,616
China – subsidiaries	-	124,340,554	17,513,247
	2,631,616	124,340,554	20,144,863

VIYI’s working capital was approximately RMB 222.4 million (USD 31.3 million) as of September 30, 2022. In assessing VIYI’s liquidity, VIYI monitors and analyses its cash-on-hand and operating and capital expenditure commitments. To date, VIYI has financed VIYI’s working capital requirements through cash flow generated from operations, debt and equity financings, and capital contributions from VIYI’s existing shareholders.

VIYI believes its current working capital is sufficient to support VIYI’s operations for the next twelve months. VIYI may, however, need additional cash resources in the future if it experiences changes in business conditions or other developments or if VIYI finds and wishes to pursue opportunities for investment, acquisition, capital expenditure, or similar actions. If VIYI determines that its cash requirements exceed the amount of cash and cash equivalents VIYI has on hand at the time, VIYI may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to VIYI’s shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict VIYI’s operations. VIYI’s obligation to bear credit risk for certain financing transactions VIYI facilitates may also strain VIYI’s operating cash flow. VIYI cannot assure you that financing will be available in amounts or on terms acceptable to VIYI, if at all.

Current foreign exchange and other regulations in the PRC may restrict VIYI’s PRC entities in their ability to transfer their net assets to VIYI and its subsidiaries in Singapore and Hong Kong and to VIYI’s investors. The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Under VIYI’s current corporate structure, VIYI’s Cayman Islands holding company may rely on dividend payments from VIYI’s PRC subsidiaries to fund any cash and financing requirements VIYI may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of VIYI’s PRC subsidiaries in China may be used to pay dividends to VIYI. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, VIYI needs to obtain SAFE approval to use cash generated from the operations of VIYI’s PRC subsidiaries to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi.

In light of the flood of capital outflows of China in 2016 due to the weakening Renminbi, the PRC government has imposed more restrictive foreign exchange policies and stepped up scrutiny of major outbound capital movement including overseas direct investment. More restrictions and substantial vetting process are put in place by SAFE to regulate cross-border transactions falling under the capital account. If any of VIYI’s shareholders regulated by such policies fail to satisfy the applicable overseas direct investment filing or approval requirement timely or at all, it may be subject to penalties from the relevant PRC authorities. The PRC government may at its discretion further restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents VIYI from obtaining sufficient foreign currencies to satisfy VIYI’s foreign currency demands, VIYI may not be able to pay dividends in foreign currencies to its shareholders.

However, these restrictions have no material impact on the ability of these PRC subsidiaries to transfer funds to VIYI as VIYI has no present plans to declare dividends which it plans to retain VIYI’s retained earnings to continue to grow VIYI’s business. In addition, these restrictions have no material impact on the ability of VIYI to meet its cash obligations, as a majority of VIYI’s current cash obligations are due within the PRC.

To utilize the proceeds VIYI received from this this offering, VIYI plans to use (i) approximately 40% of the net proceeds for operating expenses and the research and development of the application of cloud computing, artificial intelligence, big data, 5G, 3D and other technological fields, (ii) approximately 30% of the net proceeds for strategic acquisitions and investments in complementary business, and (iii) approximately 30% of the net proceeds for other general corporate purposes, including working capital, operating expenses, and capital expenditures.

If an unforeseen event occurs or business conditions change, VIYI may use the proceeds of this offering differently than as described in this proxy statement. In utilizing the proceeds from this offering, VIYI is permitted under PRC laws and regulations to provide funding to VIYI’s PRC subsidiaries only through loans or capital contributions, and only if VIYI satisfies the applicable government registration and approval requirements. The relevant filing and registration processes for capital contributions typically take approximately eight weeks to complete. The filing and registration processes for loans typically take approximately four weeks or longer to complete. While VIYI currently anticipates no material obstacles to completing the filing and registration procedures with respect to future capital contributions and loans to VIYI’s PRC subsidiaries, VIYI cannot assure you that it will be able to complete these filings and registrations on a timely basis, or at all. Additionally, while there is no statutory limit on the amount of capital contribution that VIYI can make to VIYI’s PRC subsidiaries, loans provided to VIYI’s PRC subsidiaries in the PRC are subject to certain statutory limits. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent VIYI from using the proceeds of this offering to make loans or make additional capital contributions to VIYI’s PRC subsidiaries, which could materially and adversely affect VIYI’s liquidity and its ability to fund and expand VIYI’s business.” VIYI expects the net proceeds from this offering to be used in the PRC will be in the form of RMB and, therefore, VIYI’s PRC subsidiary will need to convert any capital contributions or loans from U.S. dollars into Renminbi in accordance with applicable PRC laws and regulations.

The following table summarizes the key components of VIYI’s cash flows for nine months ended September 30, 2021, and 2022.

	For the nine months ended September 30,
	2021	2022	2022
	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)
Net cash provided by operating activities	65,952,179	6,641,829	935,495
Net cash provided by (used in) investing activities	(119,990,622)	18,255,660	2,571,293
Net cash provided by (used in) financing activities	(20,879,322)	(147,388,546)	(20,759,535)
Effect of exchange rate on cash and cash equivalents	(337,678)	(2,938,980)	(413,953)
Change in cash and cash equivalents	(75,255,443)	(125,430,037)	(17,666,700)
Cash and cash equivalents, beginning of year	242,142,524	272,368,599	38,362,855
Cash and cash equivalents, end of year	166,887,081	146,938,562	20,696,155

Operating activities

Net cash provided by operating activities for the nine months ended September 30, 2022, was primarily attributable to net income of approximately RMB 16.3 million (USD 2.3 million) increased by various non-cash expenses of approximately RMB 6.1 million (USD 0.9 million). Cash inflow was also attributable to the increase of deferred revenue of approximately RMB 8.9 million (USD 1.3 million) and decrease in inventory of approximately 1.9 million (USD 0.3 million) as the resurgences of COVID-19 variant have reduced VIYI’s inventory purchase and VIYI has to use more existing inventory. The inflow was offset by increase in accounts receivable of RMB 7.2 million (USD 1.0 million) as VIYI’s revenue increased, increase in prepaid service fee of approximately RMB 15.1 million (USD2.1 million) to secure channel costs, and decrease in accounts payable of approximately RMB 3.6 million (USD 0.5 million) due to less inventory purchased by VIYI as mentioned above.

Net cash provided by operating activities for the nine months ended September 30, 2021, was primarily attributable to net income of approximately RMB 69.9 million offset with non-cash depreciation and amortization expenses of approximately RMB 7.4 million, amortization of debt discount, loss from short term investment of approximately RMB 1.6 million and operating right of use assets of approximately RMB 0.6 million and deferred tax benefit of approximately RMB 1.4 million. Cash inflow was also attributable to the increase in accounts payable approximately RMB 5.1 million and prepaid expenses of approximately 1.2 million. Cash inflow was partially offset by the increase in prepaid expenses and other current assets of approximately RMB 9.7 million, as VIYI made more advances to secure advertising channels for advertising and the increase in accounts receivable of approximately 0.8 million and deferred revenue of approximately RMB 3.7 million along with VIYI’s increase in revenue and outflow of approximately 4.0 million as VIYI paid more taxes.

Investing activities

Cash used in investing activities for the nine months ended September 30, 2022 was mainly due to net purchase and sale of short term investment of approximately RMB 1.1 million (USD 0.2 million), purchase of property and equipment of approximately RMB 1.2 million (USD 0.2 million), purchase of cost method investment of approximately RMB 0.6 million (USD 0.1 million), and collection of loans receivable approximately RMB 21.6 million (USD 3.0 million).

Cash used in investing activities for the nine months ended September 30, 2021 was mainly due to purchase of short term investment of approximately RMB 101.0 million and payment of Guoyu’s acquisition of approximately RMB 20.0 million. The short-term investment is a part of VIYI’s cash management which represents an investment in a bank-issued wealth management product with underlying investments in cash, bonds and equity funds. The investment can be redeemed anytime and its carrying value approximates its fair value.

Financing activities

Cash provided by financing activities for the nine months ended September 30, 2022 was mainly due to net borrowing and repayments to Parent of approximately RMB 154.0 million (USD 21.6 million). VIYI also paid deferred merger cost of approximately RMB 0.2 million (USD 25,000).

Cash used in financing activities for the nine months ended September 30, 2021 was mainly due to the net borrowing and repayment of the banking facility to DBS Bank Ltd of approximately RMB 12.9 million and net borrowing and repayments to minority shareholder of VIYI’s subsidiary Shanghai Weimu of approximately RMB 1.5 million. VIYI also borrowed and repaid additional operating funds from Parent of approximately RMB 9.4 million.

Transfer of cash within VIYI’s organization

VIYI operates in two segments, CPA and intelligent chips and software services. For intelligent chips and software services segment, it is mainly operated by VIYI holding and subsidiaries in Singapore, Fe-da Electronics. Both VIYI and Fe-da Electronics has its own operating cashflow from operation of the segment. The CPA segment is mainly operated by subsidiaries in the PRC, each entity has its own operating cash flow. For the nine months ended September 30, 2021 and 2022, there was approximately nil and RMB 9.3 million from the holding company to the PRC subsidiary.

There was no dividends or distribution made between VIYI, its subsidiaries and the historical VIE. VIYI has established controls and procedures for cash flows within its organization. Each transfer of cash between Cayman Islands holding company and a subsidiaries is subject to internal approval. In general cash is maintained in holding company level (VIYI for companies outside PRC and VIYI WFOE for entities inside PRC) for more efficient cash management.

VIYI has no present plans to distribute earnings, it plans to retain VIYI’s retained earnings to continue to grow VIYI’s business. No dividends or distribution has been declared to paid to VIYI from subsidiaries and no dividends or distribution was made to any U.S. investors.

Commitments and Contingencies

In the normal course of business, VIYI is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450-20, “Loss Contingencies”, VIYI will record accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

Off-Balance Sheet Arrangements

VIYI has no off-balance sheet arrangements, including arrangements that would affect VIYI’s liquidity, capital resources, market risk support, and credit risk support, or other benefits.

Contractual Obligations

As of September 30, 2022, the future minimum payments under certain of VIYI’s contractual obligations were as follows:

	Payments Due In
	Total RMB	Less than 1 year	1 – 2 years	3 – 5 years	Thereafter
Operating leases obligations*	1,847,240	1,378,427	433,169	35,644	-

*	Include operating leases with a term less than one year.